UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 25, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2018, Second Sight Medical Products, Inc. (the “Company”) entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) with Dr. Robert J. Greenberg, a former executive and director of the Company. Pursuant to the terms of the Separation Agreement, the Company agreed to pay Dr. Greenberg as severance a gross amount of $444,570 (the “Severance”), which is the equivalent of 12 months of his base salary, in six equal monthly instalments, beginning on the 30th day following the Revocation Period defined below, with all appropriate taxes to be withheld by the Company. The Company’s obligation to pay the Severance will terminate upon breach of any provisions of the Separation Agreement by Dr. Greenberg and in that event any Severance already paid to Dr. Greenberg shall be immediately due and repayable to the Company. The parties also agreed that with respect to options previously granted to Dr. Greenberg to purchase shares of common stock of the Company, those options which vested as of April 3, 2018, the date on which Dr. Greenberg resigned his positions with the Company, shall be exercisable until the earlier of (i) ten years from the applicable option grant date or (ii) October 3, 2019. Dr. Greenberg has seven days after his execution of the Severance Agreement to revoke it and the agreement is not effective or enforceable until after this seven-day period has expired without revocation (“Revocation Period”). The Severance Agreement also provides for mutual releases among other terms that are therein set forth.

The foregoing summary description of the agreement between the Company and Dr. Greenberg is qualified in its entirely by reference to the Separation Agreement attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Confidential Separation Agreement and General Release, dated April 25, 2018, between Second Sight Medical Products, Inc. and Dr. Robert J. Greenberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2018

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ John T. Blake
By: John T. Blake
Chief Financial Officer